Exhibit 99.1

Oncothyreon Announces Merck Serono Decision to Continue the

Development of Tecemotide in Stage III Non-Small Cell Lung Cancer

SEATTLE, WASHINGTON, September 25, 2013/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today announced that Merck Serono, the biopharmaceutical division of Merck KGaA, has decided to continue clinical development of the investigational MUC1 antigen-specific cancer immunotherapy tecemotide (also known as L-BLP25 and formerly known as Stimuvax®). Merck Serono, which is developing tecemotide under a license agreement with Oncothyreon, will conduct a new Phase 3 trial called START2 for patients with unresectable, locally advanced Stage III non-small cell lung cancer (NSCLC). This decision is based on the outcome of the prior START trial. While the START trial did not meet the primary endpoint of improving overall survival (OS) in the overall patient population, data from an exploratory analysis of a predefined subgroup of patients, who received tecemotide after concurrent chemoradiotherapy (CRT), showed that these patients achieved a median OS of 30.8 months versus 20.6 months in patients treated with placebo (n=806; HR: 0.78; 95% CI 0.64–0.95; p=0.016). Concurrent CRT is a combination of chemotherapy and radiotherapy given at the same time.

START2 is a Phase 3, multicenter, randomized, double-blind, placebo-controlled clinical trial designed to assess the efficacy, safety and tolerability of tecemotide in patients with unresectable, locally advanced (Stage IIIA or IIIB) NSCLC who have had a response or stable disease after at least two cycles of platinum-based concurrent CRT. Concurrent CRT is the current standard of care for these patients. The trial’s primary endpoint is OS. Merck Serono also announced that it received Scientific Advice from the European Medicines Agency (EMA) on the program and has reached an agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for the Phase 3 international randomized trial.

“The results from the START trial provided insights into the potential clinical utility of tecemotide and raised a lot of interest in the scientific community. We haven’t seen this type of clinically meaningful survival benefit with any other investigational therapy in unresectable Stage III NSCLC. Further investigation might help to better understand the potential role that tecemotide could play in successfully treating these patients,” said Dr. Charles Butts, Cross Cancer Institute, University of Alberta, Edmonton, Canada, clinical investigator of the START trial and member of the corresponding steering committee.

Dr. Annalisa Jenkins, Head of Global Drug Development and Medical for Merck Serono, said: “The START data delivered important insights that we believe justify further investigation in a new Phase 3 program. NSCLC is a devastating disease, and we are pleased to be able to continue supporting innovation in this important emerging field of immuno-oncology.”

“We are pleased that Merck Serono will be moving forward with the development of tecemotide,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon. “We believe the data from START support the validity of MUC1 as a target for immunotherapy and are gratified that Merck Serono will seek to confirm the results seen in START in patients receiving concurrent CRT in a new Phase 3 trial.”

About Tecemotide

Tecemotide is an investigational MUC1 antigen-specific cancer immunotherapy that is designed to stimulate the body’s immune system to identify and target cells expressing the cell-surface glycoprotein MUC1. MUC1 is expressed in many cancers, such as non-small cell lung cancer (NSCLC), and has multiple roles in tumor growth and survival. Tecemotide is currently being investigated in the Phase 3 START and INSPIRE trials for the treatment of unresectable, locally advanced Stage III NSCLC.

Merck obtained the exclusive worldwide rights for development and commercialization of tecemotide from Oncothyreon Inc., Seattle, Washington, U.S., in 2007, in an agreement replacing prior collaboration and supply agreements originally entered in 2001. In Japan, Merck entered into a co-development and co-marketing agreement for tecemotide with Ono Pharmaceutical Co., Ltd., Osaka, Japan.

The START2 trial is a Phase 3, multicenter, randomized, double-blind, placebo-controlled clinical trial designed to assess the efficacy, safety and tolerability of tecemotide in patients suffering from unresectable, locally advanced (Stage IIIA or IIIB) NSCLC who have had a response or stable disease after at least two cycles of platinum-based concurrent chemoradiotherapy (CRT). The primary endpoint of START2 trial is overall survival.

The initial START Phase 3 trial is a multicenter, randomized, double-blind, placebo-controlled clinical trial designed to assess the efficacy, safety and tolerability of tecemotide in patients suffering from unresectable, locally advanced (Stage IIIA or IIIB) NSCLC who have had a response or stable disease after at least two cycles of platinum-based chemoradiotherapy (concurrent or sequential). The trial involves 1,239 patients in 33 countries. The primary endpoint of an improvement in overall survival was not met in the START trial.

INSPIRE is a Phase 3, multicenter, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy, safety and tolerability of tecemotide in patients suffering from unresectable, locally advanced Stage IIIA or IIIB NSCLC who have had a response or stable disease after at least two cycles of platinum-based concurrent chemoradiotherapy. INSPIRE is enrolling approximately 420 unresectable, locally advanced Stage III NSCLC patients across China, Hong Kong, Korea, Singapore and Taiwan.

Tecemotide is currently under clinical investigation and has not been approved for use in the U.S., Europe, Canada, or elsewhere. Tecemotide has not been proven to be either safe or effective and any claims of safety and effectiveness can be made only after regulatory review of the data and approval of the labeled claims.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com